EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 and the related Prospectus of Firemans Contractors, Inc. for the registration of 44,025,000 of the Company’s common shares and to the inclusion therein of our report dated September 15, 2010, with respect to the financial statements of Firemans Contractors, Inc. as of June 30, 2010 and for the period from August 21, 2009 (Inception) through June 30, 2010, filed with the Securities and Exchange Commission on September 15, 2010.

Dallas, Texas
September 15, 2010